ARTICLES SUPPLEMENTARY TO

ARTICLES OF INCORPORATION OF

PERRITT FUNDS, INC.

The undersigned officers of Perritt Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the “Company”), do hereby certify:

FIRST:  That the name of the Company is Perritt Funds, Inc.

SECOND:  That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

THIRD:  That the following amendments to the Company’s Articles of Incorporation were approved by a majority of the entire Board of Directors of the Company:

(A) designating One Hundred Million (100,000,000) shares of the Company’s undesignated Common Stock, par value $0.0001 per share (“Common Stock”), as “Class C” Common Stock (the “Perritt Low Priced Stock Fund” or such other name designated by the Company’s Board of Directors); and

(B) authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

FOURTH:  That a portion of the Company’s undesignated Common Stock was classified as Class C Common Stock by the Board of Directors under the authority contained in the Company’s charter.

FIFTH:  That the table below sets forth the total number of shares of Common Stock of each class outstanding immediately before the designation of the Class C Common Stock and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
Class A Common Stock (Perritt Ultra MicroCap Fund)	100,000,000	$10,000
Class B Common Stock (Perritt MicroCap Opportunities Fund)	100,000,000	$10,000

SIXTH:  That the table below sets forth the total number of shares of Common Stock of each class outstanding immediately after the designation of the Class C Common Stock and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
Class A Common Stock (Perritt Ultra MicroCap Fund)	100,000,000	$10,000
Class B Common Stock (Perritt MicroCap Opportunities Fund)	100,000,000	$10,000
Class C Common Stock (Perritt Low Priced Stock Fund)	100,000,000	$10,000

EIGHTH:  That the respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class C Common Stock are as set forth in Section B of Article IV of the Company’s Articles of Incorporation, as amended to date.

NINTH:  These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles Supplementary hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

Dated this 26th day of February, 2014.

PERRITT FUNDS, INC.

By:          /s/ Michael J. Corbett
Michael J. Corbett, President

Attest:       /s/ Lynn Burmeister
Lynn Burmeister, Vice President